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                                                                    EXHIBIT 3.05



                            CERTIFICATE OF AMENDMENT
                                       OF
                       AMENDED AND RESTATED CERTIFICATE OF
                                 INCORPORATION


        Click2learn, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

        The following amendment to the corporation's Amended and Restated Certificate of Incorporation was duly proposed by the corporation's Board of Directors and adopted by the corporation's stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of
Delaware:

               The first paragraph of Article IV of the Amended and Restated Certificate of Incorporation is amended to read as follows:

                                   ARTICLE IV

               The total number of shares of all classes of stock which the corporation has authority to issue is One Hundred Five Million (105,000,000) shares, consisting of two classes: One Hundred Million (100,000,000) shares of Common Stock, $0.01 par value per share, and Five Million (5,000,000) shares of Preferred Stock, $0.01 par value per share.

        IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by its duly authorized officer this 30th day of May, 2002.

                                             CLICK2LEARN, INC.



                                             By
                                               ---------------------------------
                                                Steven Esau, Vice President,
                                                General Counsel, and Secretary